Calumet Specialty Products Partners, L.P. Reports Fourth Quarter and Annual 2012 Results

Significant items to report are as follows:

•	Quarterly net income of $45.7 million, a 70.2% increase quarter over quarter.

•	Quarterly Adjusted EBITDA of $91.3 million and Distributable Cash Flow of $54.6 million, a 40.4% and 64.9% increase, respectively, quarter over quarter.

•	Quarterly distribution increased to $0.65 per unit, a 4.8% increase over the third quarter of 2012.

INDIANAPOLIS—(PR NEWSWIRE) — February 13, 2013— Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” the “Company,” “Calumet,” “we,” “our” or “us”) reported net income for the quarter ended December 31, 2012 of $45.7 million compared to $26.9 million for the same quarter in 2011. These results include $7.6 million of noncash unrealized derivative gains as compared to $13.5 million of noncash unrealized derivative gains in the fourth quarter of 2011.  For the year ended December 31, 2012, Calumet reported net income of $205.7 million compared to net income of $43.0 million in 2011. Fiscal year 2012 results include $3.8 million of noncash unrealized derivative losses as compared to both $10.4 million of noncash unrealized derivative losses and $15.1 million of debt extinguishment costs ($14.4 million of which were noncash) in 2011.

Adjusted EBITDA (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) was $91.3 million for the quarter ended December 31, 2012 as compared to $65.0 million for the same quarter in 2011. Distributable Cash Flow (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) for the quarter ended December 31, 2012 was $54.6 million compared to $33.1 million for the same quarter in 2011. The $26.3 million increase in Adjusted EBITDA quarter over quarter was primarily due to a $61.6 million increase in gross profit partially offset by an $18.8 million increase in total in selling and general and administrative expenses ($6.3 million of which was noncash amortization expense) and an $8.9 million increase in realized derivative losses. Adjusted EBITDA resulting from acquisitions consummated in 2012 was $10.1 million for the quarter, while Calumet's legacy assets generated increased Adjusted EBITDA of $16.2 million quarter over quarter. See the section of this press release titled “Non-GAAP Financial Measures” and the included tables for a discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of these measures and reconciliations of such measures to the comparable U.S. generally accepted accounting principles (“GAAP”) measures.

“Our fourth quarter results reflect an increase in gross profit as compared to the prior year period from both our legacy business and from our acquisitions completed in 2012.  We continue to benefit from the Canadian heavy crude oil differentials at both our Superior and Montana refineries.  Also, we have started to increase the supply of Bakken crude oil to our Shreveport refinery,” said Bill Grube, Calumet's Chief Executive Officer. “We are pleased to add the San Antonio refinery and its employees to Calumet starting in the first quarter of 2013.  This acquisition further diversifies our niche refining portfolio,” added Grube.

Net income for the quarter ended December 31, 2012 increased $18.9 million quarter over quarter primarily due to a $61.6 million increase in gross profit, as discussed below, partially offset by a $10.9 million increase in selling expenses ($6.3 million of which was noncash amortization expense), a $7.9 million increase in general and administrative expenses, a $6.2 million increase in interest expense and an $8.9 million increase in realized derivative losses. Included in general and administrative expenses were $3.5 million of nonrecurring professional fees related to acquisition activities.

Gross profit by segment for the three months and years ended December 31, 2012 and 2011 are as follows:

	For the Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Dollars in thousands, except per barrel data)
Specialty products	$62,967	$64,659	$308,629	$258,648
Fuel products	78,752	15,441	204,548	15,482
Total gross profit	$141,719	$80,100	$513,177	$274,130

Specialty products gross profit per barrel	$18.90	$21.22	$22.10	$22.90
Fuel products gross profit per barrel (including hedging activities)	$12.50	$3.02	$9.41	$1.21
Fuel products gross profit per barrel (excluding hedging activities)	$15.41	$7.23	$16.59	$9.05

Gross Profit Comparison of Quarters Ended December 31, 2012 and December 31, 2011
Specialty Products
The decrease in specialty products segment gross profit of $1.7 million, or 2.6%, quarter over quarter was due primarily to a decrease in sales volumes for solvents and waxes as well as a decrease in the average sales price per barrel (excluding the impact of our 2012 acquisitions) of lubricating oils, which declined more than the average cost of crude oil.  These reductions to gross profit were substantially offset by the additional gross profit generated from our 2012 acquisitions.
Fuel Products
The increase in fuel products segment gross profit of $63.3 million quarter over quarter was due primarily to a 23.3% increase in sales volume, mostly as a result of the Montana acquisition as well as higher sales volume from our legacy operations and a 113.1% increase in the gross profit per barrel due to increased crack spreads. Legacy Calumet operations provided $50.0 million of the increase in gross profit, while newly acquired operations provided gross profit of $13.3 million in the quarter. Total loss on settled derivative instruments reflected in gross profit, as discussed above, and realized loss on derivative instruments was $27.3 million for the fourth quarter of 2012, an increased loss of $2.5 million quarter over quarter.
Gross Profit Comparison of Quarters Ended December 31, 2012 and September 30, 2012
Specialty Products
Specialty products segment gross profit declined $27.6 million, or 30.5%, due primarily to a 10.4% decrease in sales volumes as well as a decrease in the average sales price per barrel of lubricating oils, which declined more than the average cost of crude oil, and less favorable product mix.
Fuel Products
The increase in fuel products segment gross profit of $10.9 million was due primarily to $13.3 million of gross profit from our newly acquired operations, partially offset by lower crack spreads realized in our legacy Calumet operations.
Gross Profit Comparison of Years Ended December 31, 2012 and December 31, 2011
Specialty Products
The increase in specialty products segment gross profit of $50.0 million year over year was due primarily to increased gross profit from newly acquired operations of $16.3 million and an increase in lubricating oils sales volume.
Fuel Products
The increase in fuel products segment gross profit of $189.1 million year over year was due primarily to a 69.2% increase in sales volume, mostly as a result of the Superior and Montana acquisitions and an 83.3% increase in gross profit per barrel partially offset by increased realized losses on derivatives of $50.8 million. Legacy Calumet assets provided $37.0 million of the increase in gross profit while newly acquired operations increased gross profit by $152.1 million. Total loss on settled derivative instruments reflected in gross profit and realized gain (loss) on derivative instruments was $144.6 million for the year ended December 31, 2012, an increased loss of $33.4 million year over year.

Quarterly Distribution

On January 14, 2013, the Company declared a quarterly cash distribution of $0.65 per unit ($2.60 on an annualized basis) on all outstanding units, or $44.3 million, for the fourth quarter of 2012. The distribution will be paid on February 14, 2013 to unitholders of record as of the close of business on February 4, 2013. This quarterly distribution represents an increase of 4.8% over the third quarter of 2012 and a 22.6% increase over the fourth quarter of 2011.

Operations Summary

The following table sets forth unaudited information about Calumet’s operations. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased fuel product blendstocks such as ethanol and biodiesel in the fuel products segment. The tables include the results of operations at the Superior refinery commencing October 1, 2011, Missouri facility commencing January 3, 2012, TruSouth facility commencing January 6, 2012, Royal Purple facility commencing July 3, 2012 and Montana refinery commencing October 1, 2012.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Sales volume:	(bpd)		(bpd)
Specialty products	36,207	33,120	38,258	30,948
Fuel products	68,478	55,533	59,531	35,186
Total (1)	104,685	88,653	97,789	66,134

Total feedstock runs (2)	105,107	95,308	97,600	69,295
Facility production: (3)
Specialty products:
Lubricating oils	13,787	14,751	14,524	14,427
Solvents	8,995	9,887	9,332	10,508
Waxes	1,314	1,373	1,280	1,269
Packaged and synthetic specialty products (4)	1,379	—	1,351	—
Fuels	786	667	669	556
Asphalt and other by-products	15,679	14,336	14,219	10,090
Total	41,940	41,014	41,375	36,850

Fuel products:
Gasoline	28,495	24,532	24,394	13,409
Diesel	24,810	23,102	22,438	14,721
Jet fuel	4,341	4,597	4,325	4,520
Heavy fuel oils and other	4,434	3,503	3,640	1,409
Total	62,080	55,734	54,797	34,059
Total facility production (3)	104,020	96,748	96,172	70,909
____________

(1)
Total sales volume includes sales from the production at Calumet's facilities and certain third-party facilities pursuant to supply and/or processing agreements, and sales of inventories. Total sales volume includes the sale of purchased fuel product blendstocks such as ethanol and biodiesel as components of finished fuel products in our fuel products segment sales.

The increase in total sales volume in 2012 compared to 2011, as well as quarter over quarter, is due primarily to incremental sales of fuel products, asphalt and packaged and synthetic specialty products subsequent to the Superior, Missouri, TruSouth, Royal Purple and Montana acquisitions.

(2)
Total feedstock runs represent the barrels per day of crude oil and other feedstocks processed at Calumet's facilities and at certain third-party facilities pursuant to supply and/or processing agreements.

The increase in total feedstock runs in 2012 compared to 2011 is due primarily to incremental feedstock runs from the Superior, Missouri, TruSouth, Royal Purple and Montana acquisitions, partially offset by decreased run rates at the Shreveport refinery during 2012 due to the April 28, 2012 shutdown of the ExxonMobil pipeline serving this refinery for a portion of its crude oil requirements. The increase in the total feedstock runs quarter over quarter is due primarily to incremental feedstock runs from the acquisition of the Montana refinery on October 1, 2012.

(3)
Total facility production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at Calumet's facilities and at certain third-party facilities pursuant to supply and/or processing agreements, including the LyondellBasell agreements. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstocks and production of finished products and volume loss. The increase in total facility production in 2012 over 2011 is due primarily to the operational items discussed above in footnote 2 of this table.

(4)	Represents packaged and synthetic specialty products at the Royal Purple, TruSouth and Missouri facilities.

Derivatives Summary

The following table summarizes the derivative activity reflected in the consolidated statements of operations and consolidated statements of cash flows for the three months and years ended December 31, 2012 and 2011.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(In thousands)		(In thousands)
Derivative loss reflected in sales	$(25,609)	$(45,950)	$(205,836)	$(211,751)
Derivative gain reflected in cost of sales	9,321	23,224	51,751	108,433
Derivative loss reflected in gross profit	$(16,288)	$(22,726)	$(154,085)	$(103,318)

Realized gain (loss) on derivative instruments	$(11,034)	$(2,111)	$9,452	$(7,909)
Unrealized gain (loss) on derivative instruments	7,550	13,493	(3,787)	(10,383)
Derivative loss reflected in interest expense	—	—	—	(702)
Total derivative loss on consolidated statements of operations	$(19,772)	$(11,344)	$(148,420)	$(122,312)
Total loss on derivatives settlements	$(33,258)	$(18,205)	$(149,665)	$(100,932)

Revolving Credit Facility Capacity

On December 31, 2012, Calumet had availability under its revolving credit facility of $355.1 million, based on a $577.5 million borrowing base, $222.4 million in outstanding standby letters of credit and no outstanding borrowings. Calumet believes it will continue to have sufficient cash flow from operations and borrowing capacity to meet its financial commitments, minimum quarterly distributions to unitholders, debt service obligations, contingencies and anticipated capital expenditures.

About the Partnership

Calumet is a master limited partnership and is a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents, waxes and asphalt used in consumer, industrial and automotive products. Calumet also produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana and has eleven facilities located in northwest Louisiana, northwest Wisconsin, northern Montana, western Pennsylvania, Texas and eastern Missouri.

A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on Wednesday, February 13, 2013, to discuss the financial and operational results for the fourth quarter of 2012. Anyone interested in listening to the presentation may call 800-215-2410 and enter passcode 30352716. For international callers, the dial-in number is 617-597-5410 and the passcode is 30352716.

The telephonic replay of the conference call is available in the United States by calling 888-286-8010 and entering passcode 83503566. International callers can access the replay by calling 617-801-6888 and entering passcode 83503566. The replay will be available beginning Wednesday, February 13, 2013, at approximately 3:00 p.m. ET (2:00 p.m. CT) until Wednesday, February 27, 2013.

The information contained in this press release is available on Calumet’s website at http://www.calumetspecialty.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release concerning results for the three months and year ended December 31, 2012 may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers’ unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of recently acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market or business conditions.
For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We include in this press release the non-GAAP financial measures EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide reconciliations of EBITDA, Adjusted EBITDA and Distributable Cash Flow to net income (loss) and net cash provided by (used in) operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

We define “EBITDA” for any period as net income (loss) plus interest expense (including debt issuance and extinguishment costs), income taxes and depreciation and amortization.

We define “Adjusted EBITDA” for any period as: (1) net income (loss) plus; (2)(a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) unrealized losses from mark to market accounting for hedging activities, (e) realized gains under derivative instruments excluded from the determination of net income (loss), (f) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss), (g) debt refinancing fees, premiums and penalties and (h) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark to market accounting for hedging activities, (b) realized losses under derivative instruments excluded from the determination of net income and (c) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period.

We define “Distributable Cash Flow” for any period as Adjusted EBITDA less replacement capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense) and income tax expense. Distributable Cash Flow is used by us, our investors and analysts to analyze our ability to pay distributions.

The definitions of Adjusted EBITDA and Distributable Cash Flow that are presented in this release have been updated to reflect the calculation of “Consolidated Cash Flow” contained in the indentures governing our 9 3/8% senior notes due May 1, 2019 that were issued in April and September 2011 (the “2019 Notes”) and the indenture governing our 9 5/8% senior notes due August 1, 2020 that were issued in June 2012 (the “2020 Notes”). We are required to report Consolidated Cash Flow to our holders of the 2019 Notes and 2020 Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Adjusted EBITDA and Distributable Cash Flow that are presented in this press release for prior periods have been updated to reflect the use of the new calculations. Please see our filings with the SEC, including our 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional details regarding the covenants governing our debt instruments.

EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, operating income, net cash provided by (used in) operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, management recognizes and considers the limitations of these measurements. EBITDA, Adjusted EBITDA and Distributable Cash Flow do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of the measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner. The following tables present a reconciliation of both net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow, and Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)

	For the Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Sales	$1,220,882	$1,018,133	$4,657,282	$3,134,923
Cost of sales	1,079,163	938,033	4,144,105	2,860,793
Gross profit	141,719	80,100	513,177	274,130
Operating costs and expenses:
Selling	14,888	4,018	41,556	12,237
General and administrative	19,571	11,675	60,904	38,599
Transportation	26,997	24,725	107,900	94,187
Taxes other than income taxes	3,702	1,415	9,073	5,661
Insurance recoveries	—	—	—	(8,698)
Other	2,960	5,071	7,816	6,852
Operating income	73,601	33,196	285,928	125,292
Other income (expense):
Interest expense	(24,326)	(18,145)	(85,573)	(48,747)
Debt extinguishment costs	—	—	—	(15,130)
Realized gain (loss) on derivative instruments	(11,034)	(2,111)	9,452	(7,909)
Unrealized gain (loss) on derivative instruments	7,550	13,493	(3,787)	(10,383)
Other	88	694	470	842
Total other expense	(27,722)	(6,069)	(79,438)	(81,327)
Income before income taxes	45,879	27,127	206,490	43,965
Income tax expense	143	255	753	929
Net income	$45,736	$26,872	$205,737	$43,036
Allocation of net income:
Net income	$45,736	$26,872	$205,737	$43,036
Less:
General partner’s interest in net income	915	538	4,115	861
General partner’s incentive distribution rights	2,177	282	5,433	322
Non-vested share based payments	252	—	1,199	—
Net income available to limited partners	$42,392	$26,052	$194,990	$41,853
Weighted average limited partner units outstanding:
Basic	57,746	51,589	55,559	42,599
Diluted	57,898	51,600	55,677	42,644
Limited partners’ interest basic net income per unit	$0.73	$0.50	$3.51	$0.98
Limited partners’ interest diluted net income per unit	$0.73	$0.50	$3.50	$0.98
Cash distributions declared per limited partner unit	$0.62	$0.50	$2.30	$1.94

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,174	$64
Accounts receivable, net	226,783	212,065
Inventories	553,574	497,740
Derivative assets	3,088	58,502
Prepaid expenses and other current assets	10,368	8,179
Deposits	7,959	2,094
Total current assets	833,946	778,644
Property, plant and equipment, net	986,875	842,101
Goodwill	187,013	48,335
Other intangible assets, net	197,083	22,675
Other noncurrent assets, net	48,128	40,303
Total assets	$2,253,045	$1,732,058
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$333,416	$302,826
Accrued interest payable	23,526	10,500
Accrued salaries, wages and benefits	20,067	13,481
Accrued income taxes payable	27,577	452
Other taxes payable	13,676	12,616
Other current liabilities	8,397	4,600
Current portion of long-term debt	771	551
Derivative liabilities	47,968	43,581
Total current liabilities	475,398	388,607
Pension and postretirement benefit obligations	23,999	26,957
Other long-term liabilities	1,125	1,055
Long-term debt, less current portion	862,730	586,539
Total liabilities	1,363,252	1,003,158
Commitments and contingencies
Partners’ capital:
Partners’ capital	915,272	690,373
Accumulated other comprehensive income (loss)	(25,479)	38,527
Total partners’ capital	889,793	728,900
Total liabilities and partners’ capital	$2,253,045	$1,732,058

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	December 31,
	2012	2011
Operating activities	(Unaudited)
Net income	$205,737	$43,036
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	91,669	63,009
Amortization of turnaround costs	13,356	11,384
Non-cash interest expense	6,081	3,728
Non-cash debt extinguishment costs	—	14,401
Provision for doubtful accounts	22	380
Unrealized (gain) loss on derivative instruments	3,787	10,383
Loss on disposal of fixed assets	2,488	1,525
Non-cash equity based compensation	6,512	4,895
Other non-cash activities	1,070	74
Changes in assets and liabilities:
Accounts receivable	34,609	(54,484)
Inventories	17,898	(167,028)
Prepaid expenses and other current assets	21,680	(425)
Derivative activity	(5,033)	11,742
Turnaround costs	(14,899)	(14,052)
Deposits	(5,852)	—
Other assets	(4,007)	(426)
Accounts payable	11,859	131,261
Accrued interest payable	13,026	7,350
Accrued salaries, wages and benefits	1,039	4,066
Accrued income taxes payable	(518)	366
Other taxes payable	(14,709)	5,528
Other liabilities	1,932	(12,033)
Pension and postretirement benefit obligations	(7,639)	(902)
Net cash provided by operating activities	380,108	63,778
Investing activities
Additions to property, plant and equipment	(57,053)	(49,478)
Proceeds from insurance recoveries — equipment	—	1,942
Cash paid for acquisitions, net of cash acquired	(569,191)	(413,173)
Proceeds from sale of property, plant and equipment	2,010	285
Net cash used in investing activities	(624,234)	(460,424)
Financing activities
Proceeds from borrowings — revolving credit facility	1,558,323	1,598,680
Repayments of borrowings — revolving credit facility	(1,558,323)	(1,609,512)
Repayments of borrowings — term loan credit facility	—	(367,385)
Payments on capital lease obligations	(1,499)	(1,069)
Proceeds from public offerings of common units, net	146,558	294,702
Proceeds from senior notes offerings	270,187	586,000
Debt issuance costs	(7,622)	(27,666)

Contributions from Calumet GP, LLC	3,122	6,286
Units repurchased for phantom unit grants	(2,110)	(620)
Distributions to partners	(132,400)	(82,743)
Net cash provided by financing activities	276,236	396,673
Net increase (decrease) in cash and cash equivalents	32,110	27
Cash and cash equivalents at beginning of year	64	37
Cash and cash equivalents at end of year	$32,174	$64

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW
(In thousands)

	For the Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Reconciliation of Net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow:	(Unaudited)		(Unaudited)
Net income	$45,736	$26,872	$205,737	$43,036
Add:
Interest expense	24,326	18,145	85,573	48,747
Debt extinguishment costs	—	—	—	15,130
Depreciation and amortization	27,841	19,365	91,669	63,009
Income tax expense	143	255	753	929
EBITDA	$98,046	$64,637	$383,732	$170,851
Add:
Unrealized (gain) loss on derivatives	(7,550)	(13,493)	3,787	10,383
Realized gain (loss) on derivatives, not included in net income	(5,937)	6,630	(5,033)	10,996
Amortization of turnaround costs	3,041	3,096	13,356	11,384
Non-cash equity based compensation and other non-cash items	3,660	4,108	8,768	7,406
Adjusted EBITDA	$91,260	$64,978	$404,610	$211,020
Less:
Replacement capital expenditures (1)	13,137	9,658	28,341	23,862
Cash interest expense (2)	22,654	16,780	79,492	45,019
Turnaround costs	758	5,203	14,899	14,052
Income tax expense	143	255	753	929
Distributable Cash Flow	$54,568	$33,082	$281,125	$127,158

(1)	Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs.

(2)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In thousands)

	Year Ended December 31,
	2012	2011
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to Net cash provided by operating activities:	(Unaudited)
Distributable Cash Flow	$281,125	$127,158
Add:
Replacement capital expenditures (1)	28,341	23,862
Cash interest expense (2)	79,492	45,019
Turnaround costs	14,899	14,052
Income tax expense	753	929
Adjusted EBITDA	$404,610	$211,020
Less:
Unrealized loss on derivative instruments	3,787	10,383
Realized gain (loss) on derivatives, not included in net income	(5,033)	10,996
Amortization of turnaround costs	13,356	11,384
Non-cash equity based compensation and other non-cash items	8,768	7,406
EBITDA	$383,732	$170,851
Add:
Unrealized loss on derivative instruments	3,787	10,383
Cash interest expense (2)	(79,492)	(45,019)
Non-cash equity based compensation	6,512	4,895
Amortization of turnaround costs	13,356	11,384
Income tax expense	(753)	(929)
Provision for doubtful accounts	22	380
Debt extinguishment costs	—	(729)
Changes in assets and liabilities:
Accounts receivable	34,609	(54,484)
Inventories	17,898	(167,028)
Other current assets	15,828	(425)
Turnaround costs	(14,899)	(14,052)
Derivative activity	(5,033)	11,742
Other noncurrent assets	(4,007)	(426)
Accounts payable	11,859	131,261
Accrued interest payable	13,026	7,350
Accrued income taxes payable	(518)	366
Other current liabilities	(11,738)	(2,439)
Other, including changes in non-current liabilities	(4,081)	697
Net cash provided by operating activities	$380,108	$63,778

(1)	Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs.

(2) Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
COMMODITY DERIVATIVE INSTRUMENTS
As of December 31, 2012

Fuel Products Segment

The following table provides a summary of Calumet’s derivatives and implied crack spreads for its crude oil, diesel, jet and gasoline swaps, as well as Calumet's Canadian heavy crude oil versus NYMEX WTI crude oil basis swaps as of December 31, 2012.

Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
First Quarter 2013	2,295,000	25,500	$23.77
Second Quarter 2013	2,366,000	26,000	27.77
Third Quarter 2013	1,794,000	19,500	28.11
Fourth Quarter 2013	1,472,000	16,000	29.55
Calendar Year 2014	5,110,000	14,000	26.70
Calendar Year 2015	4,781,500	13,100	26.32
Totals	17,818,500
Average price			$26.74

The following table provides a summary of Calumet's Canadian heavy crude oil versus NYMEX WTI crude oil basis swaps as of December 31, 2012.

Crude Oil Basis Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Average Differential to NYMEX WTI ($/Bbl)
First Quarter 2013	180,000	2,000	$(23.75)
Second Quarter 2013	364,000	4,000	(27.38)
Third Quarter 2013	184,000	2,000	(23.75)
Fourth Quarter 2013	184,000	2,000	(23.75)
Totals	912,000
Average differential			$(25.20)

CONTACT: Jennifer Straumins, +1-317-328-5660, jennifer.straumins@calumetspecialty.com